CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-265193 on Form S-6 of our report dated July 12, 2022, relating to the financial statements of FT 10173, comprising 60/40 Strategic Allocation Port. 3Q '22 - Term 10/17/23 (60/40 Strategic Allocation Portfolio, 3rd Quarter 2022 Series) and 75/25 Strategic Allocation Port. 3Q '22 - Term 10/17/23 (75/25 Strategic Allocation Portfolio, 3rd Quarter 2022 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

July 12, 2022